Exhibit 99.1

Ariba Reports Preliminary Results for the Second Quarter of Fiscal Year 2006

Company continues transition to on-demand; grows subscription software revenue to $12.8M

SUNNYVALE, Calif., April 26, 2006 — Ariba®, Inc. (Nasdaq: ARBA), the leading spend management solutions provider, today announced preliminary results for the second quarter of fiscal year 2006 ended March 31, 2006.

Financial Results

Total revenues for the second quarter of fiscal year 2006 were $73.7 million, as compared to $81.3 million for the second quarter of fiscal year 2005. Software license revenues for the quarter were $6.1 million, as compared to $12.6 million for the second quarter of fiscal year 2005. Subscription and maintenance revenues for the quarter were $30.6 million, as compared to $31.2 million for the second quarter of fiscal year 2005. Within subscription and maintenance revenues, subscription software revenue was $12.8 million for the quarter, as compared to $11.8 million for the second quarter of fiscal year 2005. Services and other revenues for the quarter were $37.0 million, as compared to $37.4 million for the second quarter of fiscal year 2005.

Net loss for the second quarter of fiscal year 2006 was $4.4 million, or $0.07 per share, as compared to a net loss for the second quarter of fiscal year 2005 of $6.9 million, or $0.11 per share. The net loss for the second quarter of fiscal year 2006 included charges of $3.9 million for amortization of intangible assets, and $9.4 million for stock-based compensation, and $730,000 for restructuring costs. Excluding these items, non-GAAP net income was $9.7 million, or $0.13 per diluted share.

“The investments we are making to transition our company to an on-demand model continue to pay off,” said Bob Calderoni, CEO, Ariba. “During the quarter, demand for our spend management solutions remained strong among both large enterprises and mid-market companies, and we saw growth in our subscription software revenue. We will continue to focus on completing this transition in the months ahead to further strengthen our business and enhance our prospects for future growth.”

Companies Continue to Invest in Ariba Spend Management

Ariba added 23 new customers during the second quarter of fiscal year 2006, as companies of all sizes seek access to solutions that enable them to build spend management as a core competency and achieve excellence. Overall, nearly 180 companies across the globe purchased Ariba Spend Management™ solutions to drive their efforts, including: AXA, Bongrain SA, Five Star Quality Care, Inc., Kohlberg & Company, Nissan Motor, Orkla ASA, PolyOne, The PNC Financial Services Group, Toshiba America, University of Miami and V&M Star among others.

Ariba On-Demand is In Demand

Ariba continued to gain traction with its on-demand offerings during the second quarter, as more companies are demanding flexible, scalable solutions to drive their spend management initiatives. Ariba’s on-demand solutions combine technology, commodity expertise and services in a single package to help companies gain control of their spend and deliver results.

Innovation and Leadership Recognized

Ariba created spend management and continues to lead the market with its robust technology, deep commodity expertise and comprehensive spend management services. During the quarter, the company was ranked as a leader in contract management solutions in a report by Forrester Research, (The Forrester Wave™: Contract Life-Cycle Management, Q1 2006, Forrester Research, Inc., March 2006). The company was also recognized as the “Best Electronic Bill Presentment and Payment Services Provider” by Global Finance Magazine.

Setting the Stage for the Future

Next month, Ariba will host AribaLIVE, the premier spend management conference, at the Mandalay Bay Resort & Casino in Las Vegas. From May 9-11, executives and procurement professionals from some of the world’s leading and largest organizations will gather to share their thoughts on the future of spend management and the solutions and capabilities that will be required for success. For more information on the event, or to register, visit www.aribalive.com

Conference Call Information

Ariba will hold a conference call today at 2:00 p.m. PDT / 5:00 p.m. EDT to discuss the second quarter of fiscal year 2006 results. To join the call, please dial (877) 407-8031 in the United States and Canada, or (201) 689-8031 if calling internationally. There will also be a live web broadcast available on the investor relations section of the company’s website at www.ariba.com or at www.vcall.com. A replay of this call will be available at approximately 5:00 p.m. PDT / 8:00 p.m. EDT today through Wednesday, May 3, 2006 by calling (877) 660-6853 in the United States and Canada or (201) 612-7415 internationally and entering account number: 286 and conference ID number: 199287.

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Copyright © 1996 – 2006 Ariba, Inc.

Ariba, the Ariba logo, AribaLIVE and SupplyWatch are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Spend Management. Find it. Get it. Keep it., Ariba. This is Spend Management, Ariba Solutions Delivery, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Category Procurement, Ariba Contract Compliance, Ariba Contracts, Ariba Contract Management, Ariba Contract Workbench, Ariba Data Enrichment, Ariba eForms, Ariba Sourcing, Ariba Invoice, Ariba Travel & Expense, Ariba Workforce, Ariba Supplier Network, Ariba Supplier Connectivity, Ariba Supplier Performance Management, Ariba PunchOut, Ariba QuickSource, PO-Flip, Ariba Settlement and Ariba Spend Management Knowledge Base, Ariba Ready, Ariba Supply Lines, Ariba Supply Manager, and It’s Time for Spend Management are trademarks or service marks of Ariba, Inc. Ariba Proprietary and Confidential. All rights reserved. Patents pending. All other trademarks are property of their respective owners.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from its current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies; long and unpredictable sales cycles and the deferrals of anticipated orders; declining economic conditions; inability to control costs; changes in the company’s pricing or compensation policies; significant fluctuations in our stock price; the outcome of and costs associated with pending or potential future

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regulatory or legal proceedings; the impact of our acquisitions, including the disruption or loss of customer, business partner, supplier or employee relationships; and the level of costs and expenses incurred by Ariba as a result of such transactions. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-K filed December 7, 2005 and in its Form 10-Q filed February 8, 2006.

Investor Contact:

Elaine Kitagawa

Ariba, Inc.

(650) 390-1000

ekitagawa@ariba.com

Media Contact:

Karen Master

Ariba, Inc.

(412) 719-0807

kmaster@ariba.com

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Ariba, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	March 31, 2006	September 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$74,403	$60,909
Short-term investments	56,549	50,520
Restricted cash	1,568	1,381
Accounts receivable, net	37,116	41,890
Prepaid expenses and other current assets	11,483	10,080

Total current assets	181,119	164,780

Property and equipment, net	16,750	17,999
Long-term investments	—	2,731
Restricted cash, less current portion	30,496	31,894
Goodwill	326,101	328,692
Other intangible assets, net	32,853	41,562
Other assets	3,091	2,986

Total assets	$590,410	$590,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,721	$11,031
Accrued compensation and related liabilities	26,395	30,046
Accrued liabilities	22,142	23,461
Restructuring obligations	14,689	18,144
Deferred revenue	45,496	39,548
Deferred income - Softbank	13,569	13,368

Total current liabilities	135,012	135,598

Deferred rent obligations	22,747	22,184
Restructuring obligations, less current portion	63,085	68,356
Deferred revenue, less current portion	21,670	21,056
Deferred income - Softbank, less current portion	7,351	13,925

Total liabilities	249,865	261,119

Minority interests	—	—
Stockholders’ equity:
Common stock	149	143
Additional paid-in capital	5,007,546	5,023,965
Deferred stock-based compensation	—	(35,537)
Accumulated other comprehensive income	2,946	3,011
Accumulated deficit	(4,670,096)	(4,662,057)

Total stockholders’ equity	340,545	329,525

Total liabilities and stockholders’ equity	$590,410	$590,644

Ariba, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Revenues:
License	$6,135	$12,615	$12,757	$29,737
Subscription and maintenance	30,588	31,224	62,389	62,652
Services and other	37,018	37,429	74,827	75,808

Total revenues	73,741	81,268	149,973	168,197

Cost of revenues:
License	499	1,054	1,067	1,748
Subscription and maintenance	7,785	7,361	15,409	14,828
Services and other	32,921	32,732	64,295	63,422
Amortization of acquired technology and customer intangible assets	3,696	5,281	8,309	9,981

Total cost of revenues	44,901	46,428	89,080	89,979

Gross profit	28,840	34,840	60,893	78,218

Operating expenses:
Sales and marketing	16,379	21,080	34,989	47,866
Research and development	12,794	12,735	24,747	25,582
General and administrative	8,280	8,649	17,098	18,104
Other income - Softbank	(3,393)	(2,795)	(6,794)	(2,795)
Amortization of other intangible assets	200	213	400	398
Restructuring and integration costs	730	2,282	1,003	4,099
Litigation provision	—	—	—	37,000

Total operating expenses	34,990	42,164	71,443	130,254

Loss from operations	(6,150)	(7,324)	(10,550)	(52,036)
Interest and other income, net	1,947	640	2,836	3,255

Net loss before income taxes and minority interests	(4,203)	(6,684)	(7,714)	(48,781)
Provision for income taxes	171	205	325	4,844
Minority interests in net income of consolidated subsidiaries	—	2	—	18

Net loss	$(4,374)	$(6,891)	$(8,039)	$(53,643)

Net loss per share - basic and diluted	$(0.07)	$(0.11)	$(0.12)	$(0.85)
Weighted average shares - basic and diluted	65,298	63,518	65,310	63,113

Ariba, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (1)

(Unaudited; in thousands, except per share data)

	Three Months Ended March 31,			Three Months Ended March 31,

	2006 Reported	Adj	2006 Non- GAAP	2005 Reported	Adj	2005 Non- GAAP
Revenues:
License	$6,135	$—	$6,135	$12,615	$—	$12,615
Subscription and maintenance	30,588	—	30,588	31,224	—	31,224
Services and other	37,018	—	37,018	37,429	—	37,429

Total revenues	73,741	—	73,741	81,268	—	81,268

Cost of revenues:
License	499	—	499	1,054	—	1,054
Subscription and maintenance (2)	7,785	(495)	7,290	7,361	(245)	7,116
Services and other (2)	32,921	(2,095)	30,826	32,732	(1,115)	31,617
Amortization of acquired technology and customer intangible assets (3)	3,696	(3,696)	—	5,281	(5,281)	—

Total cost of revenues	44,901	(6,286)	38,615	46,428	(6,641)	39,787

Gross profit	28,840	6,286	35,126	34,840	6,641	41,481

Operating expenses:
Sales and marketing (2)	16,379	(3,140)	13,239	21,080	(1,731)	19,349
Research and development (2)	12,794	(1,579)	11,215	12,735	(475)	12,260
General and administrative (2)	8,280	(2,110)	6,170	8,649	(712)	7,937
Other income - Softbank	(3,393)	—	(3,393)	(2,795)	—	(2,795)
Amortization of other intangible assets (3)	200	(200)	—	213	(213)	—
Restructuring and integration costs (4)	730	(730)	—	2,282	(2,282)	—

Total operating expenses	34,990	(7,759)	27,231	42,164	(5,413)	36,751

(Loss) income from operations	(6,150)	14,045	7,895	(7,324)	12,054	4,730
Interest and other income, net	1,947	—	1,947	640	—	640

(Loss) income before income taxes and minority interests	(4,203)	14,045	9,842	(6,684)	12,054	5,370
Provision for income taxes	171	—	171	205	—	205
Minority interests in net income of consolidated subsidiaries	—	—	—	2	—	2

Net (loss) income	$(4,374)	$14,045	$9,671	$(6,891)	$12,054	$5,163

Net (loss) income per share
Basic	$(0.07)		$0.15	$(0.11)		$0.08
Diluted	$(0.07)		$0.13	$(0.11)		$0.08
Weighted average shares
Basic	65,298		65,298	63,518		63,518
Diluted	65,298		73,868	63,518		65,908

(1)	To supplement our financial results presented on a GAAP basis, we use non-GAAP measures of net income and earnings per share, which exclude expenses that we believe are helpful in understanding our past financial performance and prospects for the future. Management uses the non-GAAP financial results as one factor in its planning and forecasting of future periods. The non-GAAP financial results are presented here with the intent of providing additional information about our operating results and trends. We believe the non-GAAP measures are useful in that they enable investors to compare our results to our performance in periods prior to our acquistions. The presentation of non-GAAP financial results is not meant to be considered in isolation or as a substitute for net income or earnings per share prepared in accordance with GAAP. Investors should be aware that non-GAAP measures have inherent limitations and should be read only on conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Non-GAAP adjustment respresents stock-based compensation associated with stock options and restricted shares issued to employees.
(3)	Non-GAAP adjustment respresents the amortization of intangible assets in connection with our acquisitions.
(4)	Non-GAAP adjustment primarily reflects adjustments to lease abandonments and severance and related benefits.